UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2026

Commission File Number: 000-56381

OKMIN RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	85-4401166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16501 Ventura Boulevard, Suite 400, Encino, CA 91436

(Address of principal executive offices)(Zip Code)

(818) 201-3727

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On January 29, 2026, Okmin Resources, Inc., a Nevada corporation ("Okmin" or the "Company"), entered into an Agreement and Plan of Merger and Reorganization with BPCAP Merger Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Okmin ("Merger Sub"), and BevPoint Capital LP, a Florida limited partnership ("BevPoint").

Under the Agreement, Merger Sub will merge with and into BevPoint, with Merger Sub continuing as the surviving entity (to be renamed BEVPT Operations Inc.). BevPoint is the owner and operator of AIB RESTAURANT HOLDINGS, LLC d/b/a American Icon Brewery and intends to acquire similar businesses. American Icon Brewery is a brewpub and brewery, distributing more than a dozen craft beers.

Merger Consideration

At the effective time of the merger, all interests in BevPoint will be converted into the right to receive an aggregate of 220,000,000 shares of Okmin common stock, par value $0.0001 per share, representing approximately 55.6% of the post-closing outstanding shares (excluding the earnout shares and shares issuable upon conversion of a to be issued convertible note, described below).

Earnout Provisions

Upon Okmin or the Surviving Entity reaching certain milestones, the holders of Company Interests shall be entitled to distributions of Okmin Common Stock as follows, with revenue and EBITDA calculated on a consolidated basis in accordance with GAAP:

  75,000,000 shares upon reaching $10 million revenue
  75,000,000 shares upon reaching $1 million EBITDA
  75,000,000 shares upon reaching $20 million revenue
  75,000,000 shares upon reaching $2 million EBITDA

All share amounts will be adjusted proportionately for any stock splits, stock dividends, recapitalizations, or similar events, and the determination of milestone achievement shall be made by Okmin's independent auditors.

Convertible Promissory Notes

Okmin shall issue a convertible Promissory Note with a 3-year term in the original principal amount of $280,000 in favor of Chris Sellers with a conversion price of $0.04 per share.

Jonathan Herzog will receive a Convertible Promissory Note with a 3-year term in the principal amount of $250,000 with a 3-year term, bearing interest at 2% per annum, and a conversion price of $0.04 per share of Okmin Common Stock, plus two million (2,000,000) shares of Okmin Common Stock in exchange for accrued and unpaid salary.

Management and Board Changes

Chris Sellers will be appointed as CEO of Okmin and Chris Sellers and John F. Giarrante will be appointed as directors, with current officers and directors tendering their resignations except Jonathan Herzog who will remain as a director. Mr. Sellers' and Mr. Giarrante’s appointment and compensation arrangements will be disclosed in a subsequent Form 8-K filing under Item 5.02.

Jonathan Herzog shall remain as director and non-executive chairman of Okmin's Board of Directors with compensation of $5,000 per month for a period of 24 months, subject to his continued service and compliance with applicable director duties.

Other Material Provisions

Jonathan Herzog shall convert five million (5,000,000) shares of preferred stock into fifty million (50,000,000) shares of Okmin Common Stock, with a $50,000 conversion price to be offset as a book entry against existing accrued compensation.

As a condition to closing, BevPoint must have $730,000 in immediately available cash in bank accounts, contributed by way of a bona fide equity infusion, free from any encumbrance or restriction.

BevPoint shall enter into an agreement to purchase 20,000,000 shares of Okmin Common Stock from certain affiliates of Okmin simultaneously with the merger. Such purchase shall be documented in a separate stock purchase agreement

Closing Conditions and Timing

The closing shall take place at a time mutually agreeable to the parties, but in no event later than March 31, 2026 (the "Outside Date"), unless extended by mutual written agreement of the parties.

The transaction remains subject to various approvals and conditions, including without limitation: (i) approval by the Company's stockholders; (ii) compliance with applicable securities laws, including any required filings or approvals; (iii) satisfaction of the minimum cash condition; (iv) accuracy of representations and warranties; (v) absence of material adverse changes; and (vi) other customary closing conditions as set forth in the Agreement. There can be no assurance that such Closing Conditions will be satisfied or that the transaction will be completed on the terms described, or at all. The foregoing summary of the terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those anticipated due to various factors, including the possibility that the proposed transaction may not close, general business conditions, and other risks discussed in the Company’s filings with the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Agreement and Plan of Merger between Okmin Resources and BevPoint Capital LP
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Okmin Resources Inc.

Dated: February 4, 2026	By:	/s/ Jonathan Herzog
Jonathan Herzog
Chief Executive Officer